Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 3, 2025, with respect to the consolidated financial statements of Apollomics Inc. as of December 31, 2024 and for each of the two years then ended included in the Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, CA

May 15, 2026